EX-99.17

CODE OF ETHICS AND

POLICY STATEMENT ON

PERSONAL TRADING

(For the TIAA-CREF Funds and Certain Related Entities)

Introduction

This Code of Ethics and Policy Statement on Personal Investing (this “Code of Ethics”) has been adopted by the TIAA-CREF Funds, Teachers Advisors, Inc. (“Advisors”), TIAA-CREF Investment Management, LLC (“Investment Management”), TIAA Advisory Services, LLC (“TAS”), Teachers Personal Investors Services, Inc. (“TPIS”) and TIAA-CREF Individual & Institutional Services, LLC (“Services”) (collectively, the “Covered Entities”) pursuant to the requirements of the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

All Advisory Supervised Persons and Access Persons of the Covered Entities are subject to the General Standards of Conduct of this Code of Ethics, and to the Code of Ethics certification requirements. Access Persons other than the Independent Trustees of the Funds are also subject to detailed reporting, preclearance, and other requirements as described in greater detail below. Independent Trustees of the Funds are excluded from these detailed requirements as described below under “Exemptions for Independent Trustees.”

General Standards of Conduct

•	You must at all times place the interests of our clients, participants and shareholders above your own.

•	You may not attempt to profit from your knowledge of recent or contemplated transactions of the Funds and other Client Accounts.

•	You are prohibited from buying or selling a security while in possession of material non-public information.

•	You are in a fiduciary position with respect to the Funds and, as applicable, the other Client Accounts. As a result, you must conduct all personal securities transactions consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of this position of trust and responsibility.

•	You are prohibited from disclosing non-public information regarding securities recommendations or the holdings or transactions of any Fund or other Client Account to any TIAA-CREF associate who does not have a legitimate business need to know such information or to any person outside of TIAA-CREF.

•	You must comply with applicable federal securities laws at all times.

•	You cannot trade so frequently as to impact your ability to fulfill your assigned responsibilities.

You are expected to comply with the “spirit” as well as the literal requirements of this Code of Ethics. Recognizing that the Code of Ethics cannot address every possible scenario, you are strongly encouraged to contact the Personal Trading Compliance Officer with any questions. The Personal Trading Compliance Officer will consult with Law as appropriate.

You should note that there are risks associated with personal trading under this Code of Ethics. You may be forced to disgorge trading profits if your trade results in an inadvertent violation of a blackout period, for example, or you may be forced to maintain a position in a particular security until trading is permitted. Individuals who choose to engage in personal trading explicitly assume these and all other financial risks associated with compliance with this Code of Ethics.

Definitions

•	“Advisory Supervised Person” – Any associate, consultant, or other individual who: (i) is a trustee, director, or officer of Advisors, Investment Management or TAS; (ii) performs services on behalf of Advisors, Investment Management or TAS and is subject to its respective supervision and control; or (iii) has been so designated by the Personal Trading Compliance Officer.

•	“Access Person” – Any associate, consultant, or other individual, plus his or her respective Household Members, who: (i) has access to nonpublic information regarding the purchase or sale of securities by any TIAA-CREF Fund or other Client Account, or nonpublic information regarding the portfolio holdings of any TIAA-CREF Fund; (ii) is involved in making securities recommendations for the TIAA-CREF Funds or other Client Accounts, or who has access to such recommendations that are nonpublic; (iii) is a trustee, director, or officer of any of the Funds, Advisors, Investment Management or TAS; or (iv) has been so designated by the Personal Trading Compliance Officer.

•	“Automatic Purchase” or “Automatic Sale” – Any purchase or sale made in accordance with the terms of an automatic investment plan or dividend reinvestment plan pursuant to which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation. Regular, periodic payments to your retirement plan or supplemental retirement plan at TIAA-CREF, for example, would ordinarily be considered Automatic Purchases, whereas transfers within these plans would not.

•	“Client Account” – Any client portfolio managed by Advisors, Investment Management, or TAS other than the Funds.

•	“Funds” or “TIAA-CREF Funds” – The TIAA-CREF Funds include the College Retirement Equities Fund, the TIAA-CREF Mutual Funds, the TIAA-CREF Institutional Mutual Funds, the TIAA-CREF Life Funds, TIAA Separate Account VA-1, and any other SEC registered investment company in the TIAA-CREF group of companies.

•	“Household Member” – Any spouse, relative or domestic partner who shares a residence with an Access Person.

•	“Portfolio Manager” – Any associate who has responsibility for managing a Fund, any portion of a Fund, or any other Client Account, plus his or her Household Members. Research analysts who have responsibility for managing a portion of a Fund or other Client Account will be deemed Portfolio Managers with respect to such assets.

•	“Related Security” – Any option, future, forward contract, or other obligation involving a given security, including any instrument whose value is derived from or closely related to that security, and any separate security that is convertible into, exchangeable for, or which otherwise confers a right to purchase that security. When used in reference to the TIAA-CREF Funds, the term “Related Security” includes separate accounts and other investment vehicles that invest in the TIAA-CREF Funds (e.g., TIAA-CREF Lifetime Variable Select, 529 College Savings Programs managed by TIAA-CREF, etc.)

•	“Research Analyst” – An associate who has responsibility for making recommendations regarding particular securities for a Fund or other Client Account, plus his or her Household Members.

•	“Research Assistant” – Any associate who has responsibility for directly assisting a Portfolio Manager with the management of a Fund or other Client Account, or directly assisting a Research Analyst in making recommendations regarding particular securities, plus his or her Household Members.

•	“Specified Indices” – The following indices: S&P 100, 400 and 500, Russell 1000, 2000 and 3000, NASDAQ 100 and NASDAQ Composite, the Dow Jones Wilshire 5000 and 4500, and the Dow Jones Industrial index.

•	“Tier-One Access Person” – Any Access person who is a Portfolio Manager, Research Analyst, or Research Assistant, or who has otherwise been identified as a Tier-One Access Person by the Personal Trading Compliance Officer.

•	“Tier-Two Access Person” – Any Access Person who is not a Tier-One Access Person.

Reporting and Certification

•	Initial Certification. The Personal Trading Compliance Officer will distribute the Code of Ethics to you shortly after you have been identified as an Access Person or other Advisory Supervised Person. You will then be required to provide a written or electronic certification as to your receipt and understanding of the Code of Ethics.

•	Initial Disclosure Report. Within 10 calendar days of your designation as an Access Person, you must submit an Initial Disclosure Report listing all of your Household Members, and detailing all reportable personal securities holdings and listing all brokerage accounts for yourself and for any Household Member. The information provided in this report must be current as of a date no more than 45 days from the date on which you became an Access Person.

•	Annual Certification. Once each year, the Personal Trading Compliance Officer will provide you with a copy of the Code of Ethics, and you will be required to provide a written or electronic certification as to your receipt and understanding of the Code of Ethics. The Personal Trading Compliance Officer will require a similar certification whenever the Code of Ethics is amended.

•	Annual Disclosure Report. You must submit an Annual Disclosure Report by February 13th of each year, listing all of your Household Members and reflecting all personal securities holdings and brokerage accounts for yourself and for each Household Member as of the preceding December 31st.

•	Quarterly Disclosure Reports. You must complete a Quarterly Disclosure Report within 30 calendar days of the end of each calendar quarter, listing your securities transactions and those of your Household Members and confirming whether or not there have been any changes to your list of Household Members and brokerage accounts during the preceding quarter.

•	Prompt Notification. You must promptly notify the Personal Trading Compliance Officer when a new brokerage account is opened, or when there has been a change to your list of Household Members.

•	Brokerage Reports. You must direct your broker to supply Compliance with duplicate confirmations and duplicate periodic statements for all of your brokerage accounts and for those of your Household Members by completing a Brokerage Request Report. Copies of all Brokerage Request Reports must be forwarded to the Personal Trading Compliance Officer.

If your broker consolidates your brokerage account statements with other financial reports (e.g., banking statements) and cannot provide Compliance with a separate statement covering brokerage accounts only, you may choose to provide us with copies of the relevant portions of these financial reports on the Quarterly Disclosure Report in lieu of having your broker provide TIAA-CREF with duplicate statements.

•	TIAA-CREF Fund Information. All Access Persons are required to make available information regarding holdings of or transactions in TIAA-CREF Fund and Related Securities for themselves and their Household Members as part of their reports under this Code of Ethics. The Personal Trading Compliance Officer may rely on the records of the Funds in obtaining this information.

If you own a TIAA-CREF Fund or Related Security in any manner other than directly through the Fund or its transfer agent (e.g., if you own TIAA-CREF Fund shares through a third-party advisory, brokerage, or other omnibus account) or if the TIAA-CREF Fund or Related Security is owned in any other manner such that information regarding the security may not be self-evident through the records of the Funds (e.g., the TIAA-CREF Fund or Related Security shares are owned by a Household Member), you must specifically report this security and may not rely on the records of the Funds.

Specific Black-Out Periods

•	Tier-One Access Persons. Tier-One Access Persons and their respective Household Members are prohibited from purchasing or selling a security (or a Related Security) within the following time-periods:

•	Black-Out Period Across All Funds. Within seven days after any Fund or other Client Account purchases or sells such security, limited to an order either initiated by active management or to an order that is likely to materially impact the price of the security.

•	Fund-Specific Blackout Period. Within seven calendar days before or after a Fund or other Client Account for which such person has responsibility purchases or sells such security, limited to an order either initiated by active management or to an order that is likely to materially impact the price of the security.

•	Appearance of a Conflict. Whenever a Tier-One Access Person or their Household Member purchases or sells a particular security, the Personal Trading Compliance Officer will monitor Fund and Client Account transactions in that security for the seven calendar days following the trade to determine whether or not the individual’s transaction, either taken by itself or as part of a pattern of trading activity, would result in the appearance of a conflict. In such situations, the Personal Trading Compliance Officer may recommend that additional action be taken (e.g., unwinding the transaction and/or disgorging profits). The Personal Trading Compliance Officer may consult with Law, senior management, and others as appropriate.

•	Tier-Two Access Persons. Tier-Two Access Persons and their respective Household Members are prohibited from purchasing or selling a security (or a Related Security) on a day in which there is a pending Fund or other Client Account purchase or sale order for such security, which order is either initiated by active management or is an order that is likely to materially impact the price of the security.

•	Actual Knowledge. No Access Person may purchase or sell a security when such Access Person has actual knowledge that a Fund or other Client Account will be trading in that security (or a Related Security).

•	Inadvertent Crosses. Access Persons should note that trades in a security (or a Related Security) during a blackout period and other potential conflict situations may result in a transaction being unwound and/or all profits disgorged even if the blackout period “cross” was inadvertent and even if the transaction had been precleared appropriately. Tier-One Access Persons in particular should be aware of the risk that a Fund or other Client Account may subsequently purchase or sell a security within seven days after that Access Person or Household Member’s trade.

Preclearance

•	Except as indicated below, you must preclear all transactions for yourself and your Household Members with the Personal Trading Compliance Officer. If the transaction involves a fixed-income security, you must so indicate.

•	Preclearances are valid for the business day during which they are obtained. This period may be extended at the discretion of the Personal Trading Compliance Officer for situations in which the Access Person’s control over the precise timing of the transaction is limited (e.g., exercising options through an employer’s human resources department, tendering shares to an issuer, etc.).

•	Preclearance does not relieve you from complying with the other provisions of this Code of Ethics. By requesting preclearance you represent that you believe the trade is generally available to other investors in the marketplace and that you do not know of a recent or proposed Fund or other Client Account transaction in that security (or a Related Security) or possess knowledge of any material non-public information regarding the issuer of that security.

Specific Prohibitions Applicable to Access Persons and their Household Members

•	Initial Public Offerings. You cannot participate in an initial public offering.

•	Private Placements. You cannot participate in private placements (e.g., private equity investments, hedge funds, real estate limited partnerships, other private real estate securities investments, etc.), without prior approval from the Personal Trading Compliance Officer.

•	Limitations on Brokerage Accounts. The Personal Trading Compliance Officer may require Access Persons wishing to maintain brokerage accounts to maintain accounts only at certain pre-approved firms, and may prohibit the maintenance of brokerage accounts at other firms. You will be notified separately of any such restrictions or prohibitions.

•	Investment Clubs. If you are in an investment club, you must preclear and report all club transactions in the same manner as your own personal trades.

•	Short-Swing Profits. You cannot profit from a purchase and sale or a sale and purchase of a security (other than a security based on a Specified Index) within 60 calendar days. Any such short swing profits shall be surrendered to a charity designated by the Personal Trading Compliance Officer.

•	Holding Period on Proprietary Funds. Beginning on April 1, 2005, you cannot sell a TIAA-CREF Fund’s securities (or Related Securities) within 60 calendar days following the purchase of those securities. This prohibition does not apply to a sale of a security within 60 calendar days of an Automatic Purchase or to purchases and sales of shares in a money market fund.

•	Selling Short and Related Transactions. You cannot purchase puts, sell calls or sell short if you do not own the underlying security. This prohibition does not apply to securities based on a Specified Index.

Specific Provisions for Portfolio Managers, Research Analysts and Research Assistants and their Respective Household Members

•	If you own a security (or Related Security) about which you are making an investment decision for a Fund or other Client Account you must disclose this to the Director of Equity Investments or to the Head of Fixed Income and Real Estate Investments, as appropriate, depending upon the Fund. If you own a security (or Related Security) about which you are making a recommendation for a Fund or other Client Account, you must disclose this in the course of your communications about this security.

•	Do not make decisions for a Fund or other Client Account or attempt to influence a Fund or other Client Account transaction for purposes of enhancing the value of your own personal holdings.

Exemptions for Independent Trustees

•	Independent Trustees of the Funds are subject to the General Standards of Conduct articulated at the beginning of this Code of Ethics, but are otherwise exempt from the specific prohibitions, preclearance and reporting requirements covering other Access Persons, except that an Independent Trustee will be required to file a Quarterly Disclosure Report if he or she knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Funds, should have known that during the 15-day period immediately before or after the Independent Trustee’s transaction in a reportable security, a Fund purchased or sold the reportable security, or a Fund or its investment advisor considered purchasing or selling the reportable security.

Securities Which Do Not Require Preclearance or Reporting

•	Open-end investment companies (e.g., mutual funds), with the exception of TIAA-CREF Fund and Related Securities.

•	Automatic Purchases and Sales need not be pre-cleared or reported on an Access Person’s Quarterly Disclosure Report. Holdings of securities acquired in this way must be reported on the Initial and Annual Disclosure Reports, however, and any subsequent disposition of these securities must be pre-cleared and reported like any other securities transaction.

•	Money market instruments (e.g., bank CDs, commercial paper) and money market funds.

•	Direct obligations of the U.S. Government (e.g., T-bills, U.S. Savings bonds)

•	When you have delegated full investment discretion over your investments in a particular account to someone else and have retained no direct or indirect influence or control, you may complete a representation letter addressed to the Personal Trading Compliance Officer describing the arrangement. If the Personal Trading Compliance Officer is satisfied with the arrangement as described in your representation letter, you will not be required to preclear or report transactions in the account. You are not allowed to invest in public offerings or private placements in these types of accounts.

Transactions That Do Not Require Preclearance But Are Required to be Reported

•	Corporate actions such as stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.

•	Purchases or sales of, and options and futures or options on futures on securities based on the Specified Indices. Such transactions may be effected through Exchange Traded Funds.

•	Acquisitions by gift or inheritance.

Reporting of Violations

•	All Advisory Supervised Persons are required to promptly report any violations of this Code of Ethics to the Personal Trading Compliance Officer and to the Chief Compliance Officer.

Administration of the Code

•	Review of Reports. The Initial, Annual, Quarterly and Brokerage Reports will be reviewed by the Personal Trading Compliance Officer, who will consult with senior management as appropriate. All violations of this Code of Ethics will be promptly reported to the Chief Compliance Officer of each affected Covered Entity.

•	Annual Board Report. Annual reports about the operation of the Code of Ethics shall be provided to the Funds’ Trustees.

•	Administrative Procedures. The Personal Trading Compliance Officer may develop and promulgate Administrative Procedures under this Code of Ethics, violations of which shall constitute violations of this Code of Ethics.

•	Automated System. Certain preclearance, reporting, monitoring and other functions under this Code of Ethics may be implemented through the use of an automated system.

•	Sanctions. Sanctions for violations of this Code of Ethics may be imposed by the Personal Trading Compliance Officer, who may consult with Law, senior management and others as appropriate. Sanctions may include: (i) a warning, (ii) additional mandatory training, (iii) disgorgement of gains, (iv) monetary fines, (v) a ban on personal trading, (vi) suspension, or (vii) dismissal.

•	Designees. The Personal Trading Compliance Officer may appoint designees to carry out his or her responsibilities under this Code of Ethics.

Waivers

•	The Personal Trading Compliance Officer may, in consultation with Law, senior management and others, grant waivers under this Code of Ethics. Records of all waivers granted shall be maintained by the Personal Trading Compliance Officer.